Exhibit 10.22

AMENDED AND RESTATED EXECUTIVE EMPLOYMENT AGREEMENT

This Amended and Restated Executive Employment Agreement (“Agreement”) is made and entered into as of this 4th day of April, 2019 by and between RUSSELL W. FORD (“Executive”) and STANDARDAERO AVIATION HOLDINGS, INC., a Delaware corporation (“Company”). Executive and Company are each referred to herein as a “Party,” and are collectively referred to herein as the “Parties.”

RECITALS

WHEREAS, StandardAero Holding Corp., the indirect parent of Company, has entered into a Stock Purchase Agreement, dated as of December 18, 2018, with VCSA Holdings LLC, Dynasty Acquisition Co., Inc., and the other parties thereto (the “Purchase Agreement”);

WHEREAS, Company desires to continue to employ Executive in the position of Chairman and Chief Executive Officer, and Executive desires to continue to be employed by Company in that capacity;

WHEREAS, to retain Executive and incentivize him to continue in his role with Company, Company is willing to offer substantial compensation to Executive in the form of salary and other benefits;

WHEREAS, Executive acknowledges that in the course of his employment with Company, Executive will have access to and be provided with unique, confidential, and proprietary information and trade secrets of Company which are invaluable to Company and vital to the success of Company’s business;

WHEREAS, Company and Executive desire to protect such unique, confidential, and proprietary information and trade secrets from disclosure to third parties or unauthorized use to the detriment of Company; and

WHEREAS, Company and Executive desire to set forth in this Agreement, the terms, conditions, responsibilities, and obligations of the Parties with respect to Executive’s continued employment with Company effective as of the Closing, as defined in the Purchase Agreement (the “Effective Date”) and thereafter, which shall supersede and replace any prior employment agreement, including, but not limited to, the Employment Agreement, dated September 16, 2013, by and between Executive and Company (as amended and/or restated, the “Prior Agreement”) in accordance with Section 11(f) hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the premises, the respective covenants set forth in this Agreement, and the foregoing recitals (which the Parties agree are material to and are incorporated into this Agreement by this reference), and intending to be legally bound hereby, the Parties agree as follows:

1. Employment. Company hereby agrees to employ Executive, and Executive hereby accepts employment with Company, as Company’s Chairman and Chief Executive Officer (“CEO”), on the terms and conditions set forth in this Agreement, commencing as of the Effective Date, provided, that, the Board (as defined below) may, after consultation with Executive, appoint another individual as Chairman of the Board and remove “Chairman” from Executive’s title in connection with or following an initial public offering of Topco (as defined below) or one of its subsidiaries. Executive agrees to devote his full working time and attention to the conduct of Company’s business, and to perform Executive’s duties to Company faithfully, competently, diligently, and to the best of Executive’s ability, subject to, and in accordance with, all of Company’s policies, rules, ethical standards, and regulations from time to time applicable to employees of Company. Executive agrees that he shall not, without Company’s prior written consent, render to others services of any kind, whether or not for compensation, or engage in any other business activity that would in any way materially interfere with the performance of his duties under this Agreement, provided, however, that it shall not be a violation of this Agreement for Executive to (a) serve on not-for-profit corporate, civic, or charitable boards or committees; (b) deliver lectures or fulfill speaking engagements; and/or (c) manage personal investments, so long as such activities do not interfere with the performance of Executive’s responsibilities as an employee of Company in accordance with this Agreement.

2. Term. Subject to earlier termination as provided in this Agreement, Company shall continue to employ the Executive under the terms of this Agreement beginning on the Effective Date and ending on February 22, 2024 (the “Initial Term”) and on such date and on each subsequent anniversary of such date, the term shall, without further action by the Executive or Company be extended by an additional one-year period (each such one-year period, the “Renewal Term” and together with Initial Term, the “Term”) subject to earlier termination as provided in this Agreement; provided, however, that either Company or the Executive may, by written notice to the other given not less than 60 days prior to the scheduled expiration of the Term, as applicable, cause the Term not to extend. Except for Sections 6(g), 7, 8, 9, 10 and 11, this Agreement shall terminate automatically at the expiration of the Term. As a result, upon expiration of the Term, Executive’s employment shall continue on an at-will basis and Executive shall not be entitled to termination benefits under this Agreement (including benefits under Section 6(c) hereof). Following expiration of the Term, the term “Termination Date” shall mean the termination of Executive’s employment with Company.

3. Duties. Executive shall perform such duties customarily performed by, and be authorized to exercise those powers and hold such responsibilities as are customarily exercised and held by, an executive holding the position of CEO. Executive will provide his services to Company in a professional manner that will reflect favorably on Company and others associated with Company. Executive represents and warrants to Company that he has no outstanding commitments inconsistent with any of the terms of this Agreement or the services to be rendered under it, including but not limited to any restrictive covenants previously entered into between Executive and any other entity which would prevent Executive from performing the duties required of him as CEO of Company.

4. Place of Performance. Executive shall work at Company’s Scottsdale, Arizona offices, subject to reasonable business travel requirements, or at such other location as the Parties may otherwise mutually agree.

5. Compensation and Related Matters. Executive shall be entitled to receive the following as full compensation for services rendered by Executive to Company under this Agreement.

(a) Base Salary. As compensation for Executive’s performance of his obligations hereunder, Company shall pay Executive an annual base salary of $870,000 (“Base Salary”), which shall be paid in approximately equal installments in accordance with Company’s regular payroll practices, and from which Company shall make all required deductions and/or withholdings, including for federal and state taxes, and any other deductions authorized by Executive or the law. Any adjustments in Executive’s Base Salary shall be determined at the sole discretion of Company, and shall then constitute the Base Salary, as defined in this Agreement.

(b) Annual Bonus. Executive shall be eligible to receive an annual discretionary performance bonus with respect to each fiscal year (each, an “Annual Bonus”) at a target of 125% of Base Salary and maximum potential bonus of 150% of Base Salary, with actual payouts based on Company and individual performance in accordance with the overall executive incentive plan in effect for the particular year, payable within seventy-three (73) days after the completion of Company’s fiscal year, or, if earlier, at such time as annual bonus payments are paid to similarly situated employees of Company. Executive understands, acknowledges, and agrees that Executive shall not be entitled to any prorated Annual Bonus amount in the event Executive’s employment terminates prior to the completion of any fiscal year, or for any other reason, other than as provided in Section 6. Executive further understands, acknowledges, and agrees that Executive shall not be entitled to payment of any Annual Bonus amount if Executive is not employed by Company on the date such Annual Bonus amount is paid, regardless of the year to which the Annual Bonus amount relates or the date of termination, and regardless of the circumstances of Executive’s termination of employment, other than as provided in Section 6.

(c) Long-Term Incentive Plan. As an executive employed by Company, Executive shall be entitled to participate in a long-term incentive plan (“LTIP”) of Company or a new entity that will be formed in connection with the transactions contemplated by the Purchase Agreement (“Topco”), subject to and on a basis consistent with the terms, conditions, and overall administration of the LTIP. The terms of the equity awards granted under the LTIP will be determined by the Board of Directors of Topco, its authorized committee or the governing body of a designated subsidiary of Topco (the “Board”). The Board will consider the recommendations of Executive with respect to the allocation of awards granted under the LTIP to employees of Company, Topco or their respective subsidiaries, other than Executive, and will consider the recommendations of Executive with respect to the vesting of awards granted under the LTIP to employees of Company, Topco or their respective subsidiaries, other than Executive, who are “good leavers.”

(d) Investment Commitment. In connection with the Closing, Executive shall make an equity contribution to Topco in a pre-tax amount equal to $10 million on the terms set forth in a definitive agreement entered into by and among Company or Topco, Executive and other parties thereto.

(e) Expenses. During Executive’s employment with Company, to the extent that such expenditures satisfy the criteria under the Internal Revenue Code of 1986, as amended (“Code”) for deductibility by Company (whether or not fully deductible) for federal income tax purposes as ordinary and necessary business expenses and are incurred by Executive in relation to the fulfillment of his duties and responsibilities under this Agreement, Company shall reimburse Executive promptly for reasonable business expenses, including air travel, entertainment, parking, and business meetings, incurred and substantiated in accordance with the policies and procedures established from time to time by Company with respect to Company’s employees. With respect to air travel necessitated by or relating to his duties to Company, Executive shall be provided or reimbursed for business-class seating on all international flights and first-class seating on all domestic flights, in each case, where such seating is available. In addition, during Executive’s employment with Company, Company shall provide Executive with an automobile allowance of $3,000.00 per month. Company shall also pay or reimburse a one-time initiation fee (the “Initiation Fee”) for a country club membership near Company’s Scottsdale, Arizona offices, which reimbursement for such Initiation Fee shall not exceed $125,000 and which reimbursement shall be paid in a single lump sum within sixty (60) days following the date that the first installment of the Initiation Fee (excluding any initial deposit) becomes due, subject to the receipt of documentation substantiating the Initiation Fee within thirty (30) days following the date that the first installment of the Initiation Fee (excluding any initial deposit) becomes due, provided, that, Executive applies for such country club membership on or prior to December 31, 2019. Company shall also provide Executive a gross-up payment for taxes incurred with respect to the Initiation Fee, which payment will be paid in accordance with Treasury Regulation Section 1.409A-3(i)(1)(v).

(f) Employee Benefits. During Executive’s employment with Company, Executive and Executive’s dependents, to the extent they are eligible, shall be entitled to participate in all medical, dental, vision, retirement, and other employee group insurance and welfare benefit plans, if any, made available by Company to similarly situated employees, all in accordance with Company’s policies concerning such plans. Executive acknowledges and agrees that the cost and benefits of such plans may vary with duties, salary, and length of employment, and that any questions concerning eligibility, coverage, or duration shall be governed by the terms of the plans or policies. Executive further acknowledges and agrees that Company reserves the right to modify, suspend, or discontinue any benefit plans, policies, and practices at any time without notice to or recourse by Executive, so long as such action is taken generally with respect to other similarly situated employees employed by Company.

(g) Paid Time Off. Executive shall be entitled to 31 calendar days (248 hours) of paid time off in each calendar year of employment with Company. Executive’s accrual, usage, and rollover/payment of any accrued but unused paid time off shall be subject to the terms and conditions established by Company, which Executive acknowledges and agrees may be modified or amended from time to time by Company. Executive agrees that during any period of paid time off, Executive shall continue to provide services to Company as may be reasonably necessary, virtually or remotely, in order to perform his duties and responsibilities under this Agreement.

6. Termination.

(a) Termination for Cause. Notwithstanding anything to the contrary in this Agreement, this Agreement and Executive’s employment with Company may be immediately terminated by Company for Cause upon written notice to Executive. Upon any termination pursuant to this Section 6(a), Executive shall be entitled to be paid his Base Salary to the date of termination (the “Termination Date”), and Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the Termination Date and any vested benefits not otherwise forfeited as a result of termination for Cause).

(i) For purposes of this Agreement, “Cause” shall mean: (1) “Total and Permanent Incapacity” (as hereinafter defined) of Executive; (2) Executive’s indictment for any felony or conviction of a criminal offense, other than a misdemeanor traffic offense; (3) Executive’s engagement in any act involving gross misconduct, dishonesty, or disloyalty that is materially injurious to Company or any of its affiliates; (4) Executive’s willful and continued breach of, or failure substantially to perform under or comply with, any of the material terms and covenants of this Agreement; (5) Executive’s willful and continued breach of, or refusal or failure substantially to perform under, any policy or reasonable performance goals set by Company or the Board with respect to Executive’s job duties or responsibilities, the operation of Company’s business and affairs, or the management of Company’s employees; (6) Executive commits or has committed (or is reasonably believed by the Board to have committed) a breach of any laws or regulations which may affect or relate to the conduct of Company’s business; and (7) Executive becomes disqualified from being a director of Company, provided, however, that with respect to (4) and (5) above, Executive will be provided notice of any misconduct and/or breach constituting Cause and given reasonable opportunity (not to exceed 30 days) to cure the misconduct and/or breach (unless such misconduct and/or breach is determined by Company or the Board not to be susceptible to cure, in which case termination shall be deemed to be immediate), and provided, further, that such thirty (30) day cure period shall only be available for the first such misconduct and/or breach of the same or substantially similar type and subsequent misconduct and/or breach of the same or substantially similar type shall constitute Cause without regard to Executive’s subsequent cure of same.

(ii) For purposes of this Agreement, “Total and Permanent Incapacity” shall mean such physical or mental condition of Executive, including, without limitation, alcoholism or drug addiction, which renders Executive incapable of performing the duties or obligations required under this Agreement for a period in excess of 90 days, whether consecutive or not, in any 365 day period, with or without any reasonable accommodation. Company shall comply with the Americans with Disabilities Act and any other applicable federal or state laws in making a determination whether Executive’s condition constitutes Total and Permanent Incapacity.

(b) Death. In the event of Executive’s death during the term of this Agreement, Company shall pay to Executive’s estate an amount equal to any unpaid amounts of Executive’s Base Salary, and Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of Executive’s death and any vested benefits that may be payable to Executive’s beneficiaries).

(c) Termination by Company Without Cause. Consistent with the at-will nature of Executive’s employment hereunder, Company shall have the right to immediately terminate Executive’s employment hereunder at any time without Cause by providing written notice to Executive specifying the Termination Date. In the event Company terminates Executive’s employment without Cause under this Section 6(c), Company shall:

(i) pay Executive any unpaid Base Salary accrued through the Termination Date; and

(ii) subject to Executive’s continued compliance with Section 7 and the execution and non-revocation by Executive within 60 days following the Termination Date of a waiver and release agreement containing standard terms in a form reasonably satisfactory to Company, (A) pay Executive an amount in cash equal to 18 months of Base Salary, to be paid in approximately equal installments over the 18 month period following the Termination Date in accordance with Company’s regular payroll practices, subject to applicable withholding and other taxes (provided, if the 60-day period mentioned above begins in one taxable year and ends in the immediately following taxable year, the payments described in this clause (A) shall begin to be paid in such immediately following taxable year, with the first payment containing all amounts which were due to be previously paid, but were not in fact paid), (B) pay Executive a cash payment equal to the Annual Bonus earned by Executive for performance during Company’s fiscal year (as determined by the Board in its discretion) in which the Termination Date occurs multiplied by a fraction (i) the numerator of which is the number of days Executive was employed by Company in Company’s fiscal year in which the Termination Date occurs, over (ii) 365, which cash payment shall be paid to Executive no later than March 15th of the calendar year following the calendar year in which the Date of Termination occurs; and (C) for the 18 months following Termination Date, provide Executive continued medical, dental, disability (short term and long term) and group term life insurance plan coverage, but not any other Company fringe benefit plan coverage, as if he was an active, full time employee. If Company is not able to provide the foregoing benefits without violating applicable law (including, without limitation, Section 2716 of the Public Health Service Act) or on a tax-favored to Company basis, Company shall instead pay Executive the cash equivalent of such benefits, which cash equivalent amount shall be paid at the times and in the form of the other cash payments described in clause (A) of this Section 6(c)(ii).

(d) Termination by Executive. Consistent with the at-will nature of Executive’s employment hereunder, Executive may immediately terminate his employment with Company at any time, for any reason. Except as provided in Section 6(e) below, in the event Executive elects to terminate his employment with Company, Executive shall provide the Board with 90 days’ prior notice of intent to terminate employment with Company, Company reserves the right to require Executive to take garden leave from the date of notice until the Termination Date. In the event that Executive terminates his employment under this Section 6(d), and except as provided in Section 6(e) below, Executive shall be entitled to be paid only his Base Salary through the Termination Date, and Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination and any vested benefits).

(e) Suspension. During the term of this Agreement, Company shall have the right to suspend Executive with full Base Salary and benefits for a reasonable period to investigate any matter in which Executive is implicated or involved, including, but not limited to, Executive’s conduct in connection with Section 6(a) above.

(f) Compensation and Benefits Upon Termination. Except as otherwise expressly provided herein, all of Executive’s rights to Base Salary, Annual Bonus, benefits, and any other compensation hereunder which accrue or become payable after Executive’s termination of employment with Company shall cease upon such termination, other than those expressly required under applicable law. By signing this Agreement, Executive agrees and provides his express authorization for Company to deduct any amounts Executive owes Company against any amounts Company owes Executive upon separation of employment.

(g) Return of Company Property. Executive agrees that, upon termination of Executive’s employment with Company, Executive shall immediately return to Company all Company property which is then, or thereafter comes into, in Executive’s possession, whether or not such property constitutes Confidential Information (as defined in Section 7(c) below), as well as all physical property of Company, including, but not limited to, documents, contracts, agreements, plans, photographs, books, notes, electronically stored data, and all copies of the forgoing, as well as any other materials or equipment supplied to Executive by Company.

(h) Notwithstanding anything in this Agreement to the contrary, in the event that any payment or benefit received or to be received by Executive, or otherwise to or for the benefit of Executive, whether pursuant to the terms of this Agreement or any other plan, equity-based award, arrangement or agreement (all such payments and benefits being hereinafter referred to as the “Total Payments”) would be subject (in whole or in part) to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the Total Payments shall be reduced (in the order provided below) to the minimum extent necessary to avoid the imposition of the Excise Tax on the Total Payments, but only if (1) the net amount of such Total Payments, as so reduced (and after subtracting the net amount of federal, state and local income taxes on such reduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such reduced Total Payments) is less than (2) the net amount of such Total Payments without such reduction (but after subtracting the net amount of federal, state and local income taxes on such Total Payments and the amount of Excise Tax to which the Executive would be subject in respect of such unreduced Total Payments and after taking into account the phase out of itemized deductions and personal exemptions attributable to such unreduced Total Payments). The Total Payments shall be reduced in the following order: (i) reduction on a pro-rata basis of any cash severance payments that are exempt from Section 409A (as defined below), (ii) reduction on a pro-rata basis any non-cash severance payments or benefits that are exempt from Section 409A, (iii) reduction on a pro-rata basis of any other payments or benefits that are exempt from Section 409A, and (iv) reduction of any payments or benefits otherwise payable to Executive on a pro-rata basis or such other manner that complies with Section 409A; provided, in case of clauses (ii), (iii) and (iv), that reduction of any payments attributable to the acceleration of vesting of Company equity awards shall be first applied to Company equity awards that would otherwise vest last in time. All determinations regarding the application of this Section 6(h) shall be made by an accounting firm or consulting group with experience in performing calculations regarding the applicability of Section 280G of the Code and the Excise Tax selected by Company

(the “Independent Advisors”). For purposes of determinations, no portion of the Total Payments shall be taken into account which, in the opinion of the Independent Advisors, (i) does not constitute a “parachute payment” within the meaning of Section 280G(b)(2) of the Code (including by reason of Section 280G(b)(4)(A) of the Code) or (ii) constitutes reasonable compensation for services actually rendered, within the meaning of Section 280G(b)(4)(B) of the Code, in excess of the “base amount” (as defined in Section 280G(b)(3) of the Code) allocable to such reasonable compensation. In the event it is later determined that a greater reduction in the Total Payments should have been made to implement the objective and intent of this Section 6(h), the excess amount shall be returned immediately by Executive to Company.

7. Restrictive Covenants. Executive agrees that Company’s products, services, and designs are unique, and that Company has a legitimate business interest in protecting its relationship with its clients, potential clients, its Confidential Information (as defined below in Section 7(c)), its goodwill, and its investment in its employees, including Executive himself. Company, therefore, is unwilling to enter into and perform this Agreement unless Executive enters into the agreements contained in this paragraph and its subsections. To induce Company to enter into this Agreement, Executive agrees as follows:

(a) Non-Competition. Recognizing and acknowledging the highly competitive, national, and international nature of Company’s business activities, during Executive’s employment with Company and for a period of 24 months after the Termination Date, regardless of the reason(s) for termination, Executive will not, directly or indirectly, compete with Company by working for, as an employee, consultant, advisor, independent contractor, or in any other capacity, any business, group, entity, person, governmental unit, or other party located worldwide that engages in business of developing products or providing services with the same or similar functionality to the products or services developed or under development by Company prior to and during the term of Executive’s employment with Company, including, but not limited to, aircraft MRO and related services. Executive further agrees not to develop or assist others in developing products or services with the same or similar functionality to the products or services developed or under development by Company prior to and during the term of Executive’s employment with Company. Executive further acknowledges and agrees to the reasonableness of this covenant not to compete and the reasonableness of the geographic area and duration of time which are a part of said covenant. Executive also acknowledges and agrees that this covenant will not preclude Executive from becoming gainfully employed following termination of employment with Company. If Executive violates the obligations contained in this Section 7(a), the time period herein shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

(b) Non-Solicitation.

(i) Customers. Executive agrees that during Executive’s employment with Company and for a period of 24 months after the Termination Date, regardless of the reason(s) for termination, Executive shall not, either for Executive or for any other person, business, or entity, for any reason, either directly or indirectly, call on or attempt to call on, contact or attempt to contact, solicit or attempt to solicit, assist in the solicitation of or attempt to assist in the solicitation of, take away or attempt to take away, divert away or attempt to divert away, any

Customer of Company, including but not limited to any Customers who become Customers of Company through Executive’s efforts or contacts, for the purpose of providing similar products or services as provided by Company. For the purpose of this Section 7, “Customer” means any person, company, business, governmental unit, or other entity that is or was an actual or prospective customer of Company during Executive’s employment with Company. If Executive violates the obligations contained in this Section 7(b)(i), the time period herein shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

(ii) Employees of Company. Executive agrees that during Executive’s employment with Company and for a period of 24 months after the Termination Date, regardless of the reason(s) for termination, Executive shall not solicit, encourage, influence, induce, or cause others to solicit, encourage, influence, or induce any Company employee to terminate their employment relationship with Company, or solicit, induce, hire, seek to hire, and/or offer employment to any Company employee, either as an employee, consultant, advisor, or independent contractor. If Executive violates the obligations contained in this Section 7(b)(ii), the time period herein shall be extended by a period of time equal to that period beginning when the activities constituting such violation commenced and ending when the activities constituting such violation terminated.

(c) Non-Disclosure of Confidential Information. Executive acknowledges that (i) Company’s business is “relationship based;” (ii) through great effort and at incalculable expense, Company has developed and maintained invaluable business relationships (contractual and prospective) with Company’s Customers, as well as service and product providers and vendors, and individuals who are employed by or represent the foregoing (collectively, “Business Relationships”); and (iii) in the course of his employment with Company, Executive will become aware of and familiar with proprietary, secret, and other Confidential Information relating to Company’s business. This “Confidential Information” shall mean any and all confidential knowledge, data or information of Company and includes, but is not limited to, proprietary software systems, information concerning internal business operations, financial results of operations, contractual and prospective Business Relationships, financial data and records, marketing procedures, Customer lists, prospective customer lists, information, and requirements, vendor lists, information, and requirements, compilations of information, programming strategies and techniques, methods of doing business, design systems, business and marketing plans, know-how, trade secrets and other proprietary information and data, and other documents and information that is used in the operation, technology, and business dealings of Company. Executive covenants and agrees that all of the foregoing information is required to be maintained in confidence for the continued success of Company. Executive covenants and agrees that Company’s trade secrets will not be misappropriated by Executive at any time, and will remain the sole and exclusive property of Company after the termination of his employment, and that he will not, without the prior written consent of Company, while employed, or at any time after termination of employment, directly or indirectly, (v) make any use of such trade secrets or other Confidential Information except as may be required in the course of his employment hereunder; or (w) release or otherwise divulge such trade secrets or any other proprietary or secret information of Company or any Confidential Information to any third party, except as is reasonably necessary in furtherance of his employment duties hereunder. Notwithstanding anything set forth in this Section 7(c), Executive shall not be deemed to be in breach of this Section 7(c) if Executive: (x)

discloses information pursuant to express written authorization of an authorized Company representative; (y) discloses information already in the public domain, provided such information was not wrongfully disclosed into the public domain in the first instance; or (z) discloses information to any governmental authority or court, pursuant to a duty imposed by law (provided, however, that Executive shall notify Company of the disclosure at least five (5) business days prior to such disclosure). Nothing in this Agreement shall prohibit Executive from reporting possible violations of federal law or regulation to any United States governmental agency or entity in accordance with the provisions of and rules promulgated under Section 21F of the Securities Exchange Act of 1934 or Section 806 of the Sarbanes-Oxley Act of 2002, or any other whistleblower protection provisions of state or federal law or regulation (including the right to receive an award for information provided to any such government agencies).

(d) Notification to Subsequent Employer. If, following termination of Executive’s employment with Company, Executive accepts other employment or enters into a business relationship with any business or entity that Company reasonably believes competes with Company, Executive expressly authorizes and consents to Company informing such competing business of the terms of Section 7 of this Agreement by written notice.

(e) Non-Disparagement. During Executive’s employment with Company and thereafter in perpetuity, Executive shall not disparage, criticize, or otherwise make derogatory statements, comments or remarks (whether oral or written) regarding Company, its successors, directors, officers, employees, Customers or suppliers.

(f) Reasonableness and Remedies. Executive agrees that the length of time and geographic restrictions in Section 7(a) and Sections 7(b)(i) and 7(b)(ii) are necessary and reasonable and were specifically negotiated with Company. Executive further acknowledges and agrees that the restrictions set forth in Section 7 of this Agreement are reasonable and necessary to protect Company’s protectable interests, including but not limited to its near-permanent relationships with its Customers, vendors, and referral sources, which Executive agrees are sufficient for protection under applicable state law, that any violation thereof would result in substantial and irreparable injury to Company, and that Company may not have an adequate remedy at law with respect to any such violation. Accordingly, Executive agrees that, in the event of any actual or threatened violation thereof, Company shall have the right to obtain, in addition to any other remedies that may be available, equitable relief, including temporary and permanent injunctive relief, to cease or prevent any actual or threatened violation of any provision hereof.

(g) Blue Pencil Provision. Executive agrees that he has carefully read and considered the covenants and restrictions set forth in this Section 7, and acknowledges they are fair and reasonable and are reasonably required to protect the legitimate business interests of Company and do not prevent him from earning a livelihood. Executive agrees that, if the scope of enforceability of any or all of the restrictive covenants set forth in this Agreement is in any way disputed at any time, a court may modify and enforce the covenant(s) to the extent it believes to be reasonable under the circumstances existing at that time.

(h) Other Covenants. To the extent that the provisions set forth in this Section 7 (and all subsections hereto) conflict with or differ from any restrictive covenants set forth in the LTIP or any other agreement between Executive and Company or any affiliated entity thereof, the provisions set forth herein shall control.

(i) Notice of Rights. Notwithstanding any provisions in this Agreement or Company policy applicable to the unauthorized use or disclosure of trade secrets, Executive is hereby notified that, pursuant to Section 7 of the Defend Trade Secrets Act (“DTSA”), Executive cannot be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law. Executive also may not be held so liable for such disclosures made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, individuals who file a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual files any document containing the trade secret under seal and does not disclose the trade secret, except pursuant to court order.

(j) Definitions. As used in this Section 7 and Section 8, the term “Company” shall include Company and its direct and indirect parents and subsidiaries.

8. Intellectual Property.

(a) The term “Proprietary Rights” as used in this Section 8 means all trade secrets, ideas, know-how, patents, trademarks, trade names, trade dress, copyrights and other intellectual property rights throughout the world, wherever and whenever arising.

(b) Executive acknowledges and agrees that Company shall solely and exclusively own all right, title and interest, throughout the world, in and to all inventions, improvements, designs, original works of authorship, formulas, processes, compositions of matter, computer software programs (whether in source code, object code, human readable form or other form, and including all related documentation), algorithms, models, methodologies, databases and data collections (including data residing therein), trade secrets, and any descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing (collectively, “Inventions”) that Executive makes, conceives, first reduces to practice or creates, either alone or jointly with others, during the Executive’s employment with Company (including any and all discoveries, developments, innovations, or modifications by Executive of or to existing Company equipment, designs, devices, instruments, techniques, formulae, processes, or methods), whether or not patentable, copyrightable or protectable as trade secrets and whether or not reduced to writing or other tangible form (collectively, the “Company Inventions”) and, in each case, all Proprietary Rights associated therewith. For clarity, all Company Inventions which are protectable by copyright shall be deemed “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. § 101, et seq.), and all right, title and interest therein shall vest with Company. For all Company Inventions that are not protected by copyright or which are not found to be a work made for hire by operation of law or otherwise, and which do not already vest in Company by virtue of its status as Executive’s employer, Executive agrees to assign, transfer, and convey, and hereby, retroactive to the date such Company Invention was created, irrevocably assigns, transfers, and conveys to the Company all of Executive’s right, title, and interest, throughout the world, in and to such Company Inventions, including all Proprietary Rights associated therewith, without further consideration. In addition to the foregoing, Executive waives all moral rights in any and all works that are protectable by copyright. Executive acknowledges that this Agreement will not be deemed to require assignment of any Invention that Executive develops entirely on Executive’s own time without using Company equipment, supplies, facilities or trade secrets or other Confidential Information, except for those Inventions that either (a) relate to Company’s business or actual or demonstrably anticipated research or development or (b) result from any work performed by Executive for Company or training received by Executive from Company.

(c) Executive agrees to assist Company in every proper way to obtain, and from time to time enforce, United States and foreign Proprietary Rights in any country relating to any designs, design systems, procedures, technical descriptions, compilations of information, strategies and techniques, methods of doing business, and other documents and information that Executive has been hired to develop for Company under the terms of this Agreement. To that end, Executive agrees to execute, verify and deliver such documents and perform such other acts (including appearances as a witness) as Company may reasonably request for use in applying for, obtaining, perfecting, evidencing, sustaining and enforcing such Proprietary Rights and the assignment thereof. In addition, Executive agrees to execute, verify and deliver assignments of such Proprietary Rights to Company or its designee. Executive’s obligation to assist Company with respect to Proprietary Rights in any and all countries relating to any designs, design systems, procedures, technical descriptions, compilations of information, strategies and techniques, methods of doing business, and other documents and information that Executive has been hired to develop for Company under the terms of this Agreement shall continue beyond the termination of this Agreement for any reason.

(d) In the event Company is unable for any reason, after reasonable effort, to obtain Executive’s full cooperation and secure Executive’s signature on any document needed in connection with the actions specified in this Section 8, Executive hereby irrevocably designates and appoints Company and its duly authorized officers and agents as his agent and attorney in fact, which appointment is coupled with an interest, to act for his and on his behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Agreement with the same legal force and effect as if executed by Executive. Executive hereby waives and quit claims to Company any and all claims, of any nature whatsoever, which he now or may hereafter have for infringement of any Proprietary Rights assigned or to be assigned hereunder to Company.

(e) Executive agrees that any and all discovery, development, innovation, or modification by Executive of or to existing Company equipment, designs, devices, instruments, techniques, formulae, processes, or methods, whether made or obtained by Executive alone or in association with others during the term of this Agreement, belong to Company (hereinafter “Intellectual Property”). Executive agrees to promptly disclose any such Intellectual Property to Company, and to assign all right, title and interest in such Intellectual Property to Company. Executive agrees that Company has the right, but not the obligation, to patent, copyright, trademark, keep as a trade secret, or otherwise deal with this Intellectual Property as it chooses. Executive agrees to execute all documents or otherwise assist Company with registering, patenting, copyrighting, trademarking, or securing its rights to Intellectual Property.

(f) If any Intellectual Property relating in any manner to the actual or anticipated business of Company is used or disclosed by Executive to any company, partnership, organization, association, municipality, person, or other entity, within 12 months after the Termination Date, it shall be conclusively presumed that such Intellectual Property was conceived or resulted from developments made during the term of this Agreement, and Executive agrees that any such Intellectual Property shall belong to Company. Executive further agrees that any copyright, trademark, or patent application filed by Executive within 12 months after the Termination Date related to any modification by Executive of or to existing Company equipment, devices, instruments, techniques, processes, or methods, as well as any discovery or improvement of Company equipment, designs, devices, instruments, techniques, formulae, processes, or methods, shall be conclusively presumed to relate to Intellectual Property created or made during the term of the Agreement.

9. Dispute Resolution.

(a) In the event a dispute arises between Executive and Company relating to Executive’s employment with Company or the terms, conditions, or obligations set forth in any agreement between Executive and Company, including (but not limited to) this Agreement, except for matters involving an alleged breach of the provisions set forth above in Section 7 by Executive for which Company seeks relief in the form of an injunction, which shall not be subject to the mediation or arbitration provisions in this Section 9, Executive and Company agree to engage in discussions in a good-faith effort to resolve any such disputes. Should such good-faith discussions not result in a resolution of the dispute within 30 calendar days, Executive and Company agree to promptly submit the dispute for mediation before a mediator to be selected through JAMS (www.jamsadr.com). If the dispute remains unresolved 60 calendar days after submission of the matter to mediation before JAMS, either Executive or Company may initiate arbitration proceedings as set forth below in Section 9(b).

(b) Except for actions seeking an injunction enjoining an alleged breach of Section 7 of this Agreement, which shall not be subject to arbitration, subject to the requirements of Section 9(a), in the event Executive’s employment is terminated by Company, and Executive contends that such termination was wrongful or otherwise in violation of this Agreement or any law or that Company violated any express or implied condition, term, or covenant of employment or of this Agreement, whether founded in fact or in law, including but not limited to the covenant of good faith and fair dealing, or otherwise in violation of any of Executive’s rights, Executive and Company agree to submit any such matter, other than claims for injunctive relief, to private, confidential, binding arbitration pursuant to the JAMS Employment Arbitration Rules and Procedures. Pursuant to this Section 9, the following disputes will be submitted to final and binding arbitration before a single neutral arbitrator and not to any court: (i) claims of unlawful harassment or discrimination which cannot be resolved by the Parties or during an investigation by an administrative agency (such as the Equal Employment Opportunity Commission or similar state agency), to the extent allowed by law; (ii) claims of wrongful discharge or termination; and (iii) state law-based tort and contract claims arising out of employment, termination of employment, or this Agreement. The foregoing is for illustration and example purposes and is not intended to be nor is an exhaustive list of all claims subject to the terms of this Section 9.

(c) Executive shall initiate the arbitration process by delivering a written request for arbitration to Company within the time limits which would apply to the filing of a civil complaint in Arizona state court. A late request will be void. If Executive and Company are unable to agree upon a single neutral arbitrator within a period of 10 calendar days, Company will obtain a list of arbitrators from JAMS. An arbitrator shall thereafter be selected off of this list using the process of alternate strikes, with Executive having the first strike. The arbitrator shall be bound by the provisions and procedures set forth in the JAMS Employment Arbitration Rules and Procedures. The arbitrator shall determine the prevailing party in the arbitration. All administrative expenses of arbitration, e.g., arbitrator’s fees, court reporter fees, etc., will be borne equally by both Parties. The arbitrator shall have the authority to order any legal and equitable remedy which would be available in a civil or administrative action on the claim(s) at issue, including an award of attorneys’ fees and costs. Except as may be otherwise provided by the arbitrator, each Party shall bear its own respective attorneys’ fees and costs.

(d) Except for actions seeking an injunction, which shall not be subject to arbitration, arbitration shall be the exclusive means of resolving any dispute(s) arising under or listed in this Agreement or otherwise related to Executive’s employment with Company, and no other action shall be brought in any court or administrative forum for such disputes. However, nothing in this Section 9 shall prevent, prohibit or discourage Executive from filing a charge with, or participating in an investigation by, the National Labor Relations Board (NLRB), the Equal Employment Opportunity Commission (EEOC), any state or local fair employment practices or civil rights agency or any other administrative agency or governmental body possessing jurisdiction over employment-related claims (although if such a claim is pursued following the exhaustion of such administrative remedies, that claim would be subject to these provisions).

(e) Except as otherwise required under applicable law, Company and Executive expressly intend and agree that (i) class action, collective action, and representative action procedures shall not be asserted, nor will they apply, in any arbitration proceeding pursuant to this Agreement; (ii) Executive will not assert any class action, collective action, or representative action claims against Company in arbitration or otherwise; and (iii) Executive shall only submit Executive’s own individual claims in arbitration and will not seek to represent the interests of any other person.

(f) If any court of competent jurisdiction declares that any part of this Section 9 of this Agreement pertaining to arbitration of disputes is illegal, invalid, or unenforceable, such a declaration will not affect the legality, validity, or enforceability of the remaining parts of the Agreement, and the illegal, invalid, or unenforceable part will no longer be part of this Agreement in accordance with the provisions set forth in this Agreement in Section 11(e).

(g) THIS ARBITRATION PROVISION IS A WAIVER OF ALL RIGHTS TO A CIVIL JURY OR BENCH TRIAL FOR A DISPUTED TERMINATION, STATE LAW-BASED CONTRACT AND TORT CLAIMS, AND/OR A CLAIM FOR UNLAWFUL HARASSMENT OR EMPLOYMENT DISCRIMINATION, TO THE EXTENT ALLOWED BY LAW.

10. Compliance with Section 409A.

(a) General. It is the intention of both Company and Executive that the benefits and rights to which Executive could be entitled pursuant to this Agreement comply with Section 409A of the Code and the Treasury Regulations and other guidance promulgated or issued thereunder (“Section 409A”), to the extent that the requirements of Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If any benefits or rights constitute “nonqualified deferred compensation” under Section 409A, then, notwithstanding anything in this Agreement to the contrary, the nonqualified deferred compensation shall be subject to the following additional requirements, if and to the extent required to comply with Section 409A:

(i) Payment Events. Payments may not be made earlier than the first to occur of (1) Executive’s “separation from service”; (2) the date Executive becomes “disabled”; (3) Executive’s death; (4) a “specified time (or pursuant to a fixed schedule)” specified in an award agreement at the date of the deferral of such compensation; (5) a “change in the ownership or effective control” of the corporation, or in the “ownership of a substantial portion of the assets” of the corporation; or (6) the occurrence of an “unforeseeable emergency.”

(ii) No Acceleration of Payments. Neither Company nor Executive, individually or in combination, may accelerate any payment or benefit that is subject to Section 409A, except in compliance with Section 409A and the provisions of this Agreement, and no amount that is subject to Section 409A shall be paid prior to the earliest date on which it may be paid without violating Section 409A.

(iii) Elections. Any elections with respect to the deferral of such compensation or the time and form of distribution of such deferred compensation shall comply with the requirements of Section 409A(a)(4) of the Code.

(iv) Distributions on Account of Separation from Service. If and to the extent required to comply with Section 409A, no payment or benefit required to be paid under this Agreement on account of termination of Executive’s employment shall be made unless and until Executive incurs a “separation from service” within the meaning of Section 409A.

For purposes of this Section 10, the terms in quotations shall have the same meanings as those terms have for purposes of Section 409A, and the limitations set forth herein shall be applied in such manner (and only to the extent) as shall be necessary to comply with any requirements of Section 409A that are applicable to the deferred compensation.

(b) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Section 409A to this Agreement, each separately identified amount to which Executive is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.

(c) Taxable Reimbursements and In-Kind Benefits.

(i) Any reimbursements by Company to Executive of any eligible expenses under this Agreement that are not excludable from Executive’s income for federal income tax purposes (the “Taxable Reimbursements”) shall be made by no later than the last day of Executive’s taxable year immediately following the year in which the expense was incurred.

(ii) The amount of any Taxable Reimbursements, and the value of any in-kind benefits to be provided to Executive, during any taxable year of Executive shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year of Executive.

(iii) The right to Taxable Reimbursement, or in-kind benefits, shall not be subject to liquidation or exchange for another benefit.

(d) Tax Gross-Ups. Payment of any tax reimbursements under this Agreement must be made by no later than the end of Executive’s taxable year immediately following Executive’s taxable year in which Executive remits the related taxes.

(e) Amendments Resulting from Section 409A. If Executive or Company believes, at any time, that any such benefit or right that is subject to Section 409A does not so comply, the concerned Party shall promptly advise the other and both Parties shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Section 409A (with the most limited possible economic effect on Executive and on Company).

(f) Specified Employee. Notwithstanding anything in this Agreement to the contrary, if Executive is deemed by Company at the time of Executive’s “separation from service” to be a “specified employee” for purposes of Section 409A, to the extent delayed commencement of any portion of the benefits to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A, such portion of Executive’s benefits shall not be provided to Executive prior to the earlier of (A) the expiration of the six-month period measured from the date of Executive’s “separation from service” with Company or (B) the date of Executive’s death. Upon the first business day following the expiration of the applicable Section 409A period, all payments deferred pursuant to the preceding sentence shall be paid in a lump sum to Executive (or Executive’s estate or beneficiaries), and any remaining payments due to Executive under this Agreement shall be paid as otherwise provided herein.

11. Miscellaneous.

(a) Notices. All notices required or permitted to be given hereunder shall be in writing and shall be deemed given when delivered in person, by facsimile transmission, or overnight courier service, or three (3) business days after being deposited in the United States mail, postage prepaid, registered or certified mail, addressed as follows:

If to Company:

StandardAero Aviation Holdings, Inc.,

Attn: General Counsel

6710 N. Scottsdale Rd. Suite 250

Scottsdale, AZ 85253

with a copy (which shall not constitute notice hereunder) to:

The Carlyle Group

1001 Pennsylvania Avenue, NW

Washington, DC 20004-2505

Attention: Adam Palmer and Douglas Brandely

If to Executive:

Russell W. Ford

6710 N. Scottsdale Rd. Suite 250

Scottsdale, AZ 85253

Either Party may alter the address to which notices or communications are to be sent by giving notice of such change of address in conformity with the provisions of this Section 11(a) for the giving of notice.

(b) Waiver. Neither any failure nor any delay on the part of either Party hereto to exercise any right, remedy, power, or privilege under this Agreement shall operate as a waiver thereof, nor shall any single or partial exercise of any right, remedy, power, or privilege preclude any other or further exercise of the same or of any other right, remedy, power, or privilege, nor shall any waiver of any right, remedy, power, or privilege with respect to any occurrence be construed as a waiver of such right, remedy, power, or privilege with respect to any other occurrence.

(c) Governing Law and Venue. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Arizona without regard to the conflicts of laws principles of such state. Except as provided in Section 9 of this Agreement, the Parties agree that any claim, action, complaint, lawsuit, or other dispute arising between the Parties related to the terms of this Agreement shall be brought and heard in the federal or state courts located in Maricopa County, Arizona, and Company and Executive expressly consent to the exercise of personal jurisdiction over it and him by the Arizona courts.

(d) Binding Nature of Agreement. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, personal representatives, successors, assigns, attorneys, agents, officers, subsidiaries, and affiliates, except that Executive may not assign or transfer his rights or obligations under this Agreement without the prior written consent of Company.

(e) Provisions Severable. The provisions of this Agreement are independent of and severable from each other, and no provision shall be affected or rendered invalid or unenforceable by virtue of the fact that for any reason any other or others of them may be invalid or unenforceable in whole or in part.

(f) Entire Agreement. Except as is expressly provided herein, this Agreement (and any other agreements specifically referenced herein) contains the entire understanding between the Parties hereto with respect to the employment of Executive by Company, and supersedes all prior and contemporaneous agreements and understandings, inducements, and conditions, express or implied, oral or written, with respect to said employment, including, without limitation, the Prior Agreement (except with respect to Section 7 of the Prior Agreement, which shall still be enforceable with respect to the time prior to the Effective Date). The express terms hereof control and supersede any course of performance and/or usage of the trade inconsistent with any of the terms hereof. This Agreement may not be modified or amended other than by an agreement in writing signed by both Parties.

(g) Section Headings. The section headings in this Agreement are for convenience only; they form no part of this Agreement and shall not affect its interpretation.

(h) Construction. The Parties hereto acknowledge and agree that each Party has participated in the drafting of this Agreement and has had the opportunity to have this document reviewed by the respective legal counsel for the Parties hereto and that the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be applied to the interpretation of this Agreement. No inference in favor of, or against, any Party shall be drawn from the fact that one Party has drafted any portion hereof.

(i) Consultation with Attorney. Executive acknowledges that he was advised by Company to consult with an attorney of his choosing prior to executing this Agreement and that he had an opportunity to consult with an attorney of his choosing prior to executing this Agreement.

(j) Execution in Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original as against any Party whose signature appears thereon, and all of which shall together constitute one and the same instrument. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, shall bear the signatures of the Parties reflected hereon as the signatories. Original signatures transmitted via Adobe Acrobat .pdf file format shall be sufficient and binding and be deemed originals.

(k) Successors and Assigns. This Agreement shall be binding on the Parties’ respective successors, heirs, and assigns. Company agrees that, in connection with any transaction involving a change in control of Company, Company will require as a condition to that transaction that any purchaser or acquiror of Company acknowledge and agree to its obligation to assume this Agreement in its capacity as a successor to Company.

(l) Attorneys’ Fees and Costs. Except as provided in Section 9 of this Agreement, in the event of any claim, controversy or dispute arising out of or relating to this Agreement, or the breach hereof, the prevailing party shall be entitled to recover its reasonable attorneys’ fees and costs in connection with any court proceeding.

(m) Survival. The provisions in this Agreement that contemplate obligations on Executive’s part after his employment with Company ends, for whatever reason, shall survive the cessation of Executive’s employment.

REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

SIGNATURE PAGE FOLLOWS

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STANDARDAERO AVIATION HOLDINGS, INC. a Delaware corporation

By:	/s/ Michael R. Scott
Name:	Michael R. Scott
Its:	CFO & Treasurer

/s/ Russell W. Ford
Russell W. Ford

[Signature Page to Employment Agreement]

AMENDMENT TO

AMENDED AND RESTATED EMPLOYMENT AGREEMENT

THIS AMENDMENT TO AMENDED AND RESTATED EMPLOYMENT AGREEMENT (this “Amendment”), dated as of November  , 2023, is entered into by and between StandardAero Aviation Holdings, Inc. (the “Company”) and Russell W. Ford (the “Executive”). Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to them in the Employment Agreement (as defined below).

RECITALS

WHEREAS, the Company and the Executive are parties to that certain Amended and Restated Employment Agreement, dated as of April 4, 2019 (the “Employment Agreement”), which sets forth the terms and conditions of the Executive’s employment as the Company’s Chairman and Chief Executive Officer; and

WHEREAS, the Company and the Executive mutually desire to amend the Employment Agreement as set forth herein.

NOW, THEREFORE, in consideration of the Executive’s continued service with the Company and its subsidiaries and affiliates, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the Company and the Executive hereby agree as follows:

AMENDMENT

1.	Effective as of January 1, 2024, Section 5(a) of the Employment Agreement is hereby amended by deleting “$870,000” and replacing it with “$960,000.”

2.

All other provisions of the Employment Agreement shall remain in full force and effect according to their respective terms, and nothing contained herein shall be deemed a waiver of any right or abrogation of any obligation otherwise existing under the Employment Agreement except to the extent specifically provided for herein. The validity, interpretation, construction and performance of this Amendment and the Employment Agreement, as amended herein, shall be governed by the laws of the State of Arizona without regard to principles of conflict of laws of such state that would require the application of the laws of any other jurisdiction. This Amendment may be executed in any number of counterparts, each of which when so executed and delivered shall be taken to be an original; but such counterparts shall together constitute one and the same document.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company and Executive have executed this Amendment as of date first written above.

COMPANY
StandardAero Aviation Holdings, Inc.

/s/ Dan Satterfield
Name:
Title:

EXECUTIVE

/s/ Russell W. Ford
Russell W. Ford

(Signature Page to Amendment to Employment Agreement)